March 13, 2000



Ken Tang, Ph.D.
10455 Pacific Center Court
San Diego, CA 92121

Dear Ken:

As we have discussed, Thermo Electron Corporation has announced a reorganization of the company in which certain of the company's assets, including those of ThermoTrex Corp., will be sold. We recognize that your past contributions have been integral to the success of the company and that your continued involvement will be necessary in order to facilitate the sale of ThermoTrex Corp. and to assure a smooth transition for a potential buyer.

In order to provide an incentive for you to remain with the company through the completion of the sale, we will pay you a retention bonus.

RETENTION BONUS

The retention bonus payable to you shall be equal to 100% of your annual base salary.

This retention bonus will be paid to you in one lump sum on or before ninety
(90) days following the closing date, or January 1, 2001 whichever occurs first.

TERMS OF AGREEMENT

1. ThermoTrex Corp. agrees to continue to employ you on the same terms and with the same benefits you currently enjoy as an employee-at-will. In return, you agree to remain in such employ and to continue to devote your full time and best efforts to ThermoTrex Corp., as an employee-at-will, until the closing date of the sale of ThermoTrex Corp.

2. You understand that ThermoTrex Corp. retains the right to terminate your services without cause (as defined below) and you retain the right to terminate your services for ThermoTrex Corp. at any time. If you terminate your employment prior to the closing date, or ThermoTrex Corp. terminates your employment for "cause" (as defined below), you will forfeit any and all payments that you would be entitled to under this agreement.

3. For the purposes of this agreement, "cause" shall be determined by the company in the exercise of good faith and reasonable judgment and will include any breach of this agreement by you or any act by you of gross personal misconduct, insubordination, misappropriation of funds, fraud, dishonesty, gross neglect of or failure to perform the duties reasonably required of you pursuant to this agreement or any conduct which is in willful violation of any applicable law or regulation pertaining to the business.

4. For purposes of this agreement, we agree that ThermoTrex Corp. will be considered to be sold when any person or entity, other than a person or entity affiliated with Thermo Electron, purchases at least fifty percent (50%) of the assets of the business, whether through a purchase of the business or a purchase of the company of which the business is a part. In the event that ThermoTrex Corp. is purchased by ThermoTrex or Thermo Electron employees, this retention bonus offer is void.

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5.       You understand that all payments made under this agreement are subject to appropriate federal, state, city or other tax withholding requirements.

6. You acknowledge that this agreement supersedes any prior agreements or understandings oral or written between you and ThermoTrex Corp. pertaining to any incentive payments being offered to employees of businesses being sold in connection with the reorganization and that this agreement constitutes the entire agreement between us.

On behalf of Thermo Electron and ThermoTrex Corp., I thank you for your continued assistance and support. If you have any questions regarding any of the terms of this agreement, please do not hesitate to contact me.

Once you have read and understood the terms of this agreement, please indicate your agreement by signing below on the line above your typewritten name, make a copy for your records and return the original document to me.

                                                        Very truly yours,



                                                        John T. Keiser
                                                        COO, Thermo Electron


Accepted and agreed:




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Ken Tang                                    Date